EXHIBIT 23

Deloitte

Deloitte & Touche LLP

Suite 2000

191 Peachtree Street NE

Atlanta, GA  30303-1943

USA

Tel +1 404 220 1500

www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-173684 on Form S-1, of our reports dated March 29, 2012, relating to the consolidated financial statements and financial statement schedule of 1st Franklin Financial Corporation, appearing in the Annual Report on Form 10-K of 1st Franklin Financial Corporation for the year ended December 31, 2011, and to the reference to us under the heading "Experts" in such Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
April 12, 2012